 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13D
Under the Securities Exchange Act of 1934

(Amendment No. 2)*†

Fang Holdings Limited

(Name of Issuer)

Class A ordinary shares, par value HK$1.00 per share

(Title of Class of Securities)

836034108**

(CUSIP Number)

Howard Zhang

Davis Polk & Wardwell LLP

2201 China World Office 2
1 Jian Guo Men Wai Avenue
Chao Yang District
Beijing 100004

P. R. China
+86 10 8567 5002

(Name, Address and Telephone Number of Person Authorized to
Receive Notices and Communications)

December 18, 2018

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-l(f) or 240.13d-l(g), check the following box. ☒

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

**This CUSIP number applies to the American Depositary Shares, evidenced by American Depositary Receipts, five American Depositary Shares representing one Class A Ordinary Share. No CUSIP has been assigned to the Class A Ordinary Shares.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 836034108	13D/A

1.	NAME OF REPORTING PERSON IDG Alternative Global Limited
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	SOURCE OF FUNDS OO, BK
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 3,485,596 Class A Ordinary Shares (1)
	8.	SHARED VOTING POWER 8,054,277 Class A Ordinary Shares (2)
	9.	SOLE DISPOSITIVE POWER 3,485,596 Class A Ordinary Shares (1)
	10.	SHARED DISPOSITIVE POWER 8,054,277 Class A Ordinary Shares (2)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,539,873 Class A Ordinary Shares
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.9% (3)
14.	TYPE OF REPORTING PERSON (See Instructions) CO

(1) By virtue of holding 72.53% of the equity interest of the Reporting Person, IDG Maximum Financial Limited may be deemed to have sole voting and dispositive power with respect to these shares. By virtue of holding 100% of the voting shares of IDG Maximum Financial Limited, Blinkmax Limited may be deemed to have sole voting and dispositive power with respect to these shares. By virtue of being the person controlling Blinkmax Limited, Dongliang Lin may be deemed to have sole voting and dispositive power with respect to these shares.

(2) IDG-Accel China Capital L.P., IDG-Accel China Capital Investors L.P., Chuang Xi Capital Holdings Limited, Quartz Fortune Limited, IDG Ultimate Global Limited, Velda Power Limited and Clever Sight Limited are the record owners of these shares. The Reporting Person and these entities have the same ultimate controlling person or director. By virtue of this affiliation, the Reporting Person may be deemed to be under common control with these entities and thus share voting and dispositive power with respect to these shares.

(3) Percentage calculated based on 64,649,429 Class A Ordinary Shares outstanding as of June 30, 2018 as disclosed by the Issuer in its Form 6-K filed on August 28, 2018 and an additional 3,488,575 Class A Ordinary Shares issuable pursuant to the transactions disclosed in this Statement.

CUSIP No. 836034108	13D/A

1.	NAME OF REPORTING PERSON IDG Maximum Financial Limited
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	SOURCE OF FUNDS OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 3,485,596 Class A Ordinary Shares (1)
	8.	SHARED VOTING POWER 8,054,277 Class A Ordinary Shares (2)
	9.	SOLE DISPOSITIVE POWER 3,485,596 Class A Ordinary Shares (1)
	10.	SHARED DISPOSITIVE POWER 8,054,277 Class A Ordinary Shares (2)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,539,873 Class A Ordinary Shares
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.9% (3)
14.	TYPE OF REPORTING PERSON (See Instructions) CO

(1) The record owner of these shares is IDG Alternative Global Limited. By virtue of holding 72.53% of the equity interest of IDG Alternative Global Limited, the Reporting Person may be deemed to have sole voting and dispositive power with respect to these shares. By virtue of holding 100% of the voting shares of the Reporting Person, Blinkmax Limited may be deemed to have sole voting and dispositive power with respect to these shares. By virtue of being the person controlling Blinkmax Limited, Dongliang Lin may be deemed to have sole voting and dispositive power with respect to these shares.

(2) IDG-Accel China Capital L.P., IDG-Accel China Capital Investors L.P., Chuang Xi Capital Holdings Limited, Quartz Fortune Limited, IDG Ultimate Global Limited, Velda Power Limited and Clever Sight Limited are the record owners of these shares. The Reporting Person and these entities have the same ultimate controlling person or director. By virtue of this affiliation, the Reporting Person may be deemed to be under common control with these entities and thus share voting and dispositive power with respect to these shares.

(3) Percentage calculated based on 64,649,429 Class A Ordinary Shares outstanding as of June 30, 2018 as disclosed by the Issuer in its Form 6-K filed on August 28, 2018 and an additional 3,488,575 Class A Ordinary Shares issuable pursuant to the transactions disclosed in this Statement.

CUSIP No. 836034108	13D/A

1.	NAME OF REPORTING PERSON Blinkmax Limited
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	SOURCE OF FUNDS OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 3,485,596 Class A Ordinary Shares (1)
	8.	SHARED VOTING POWER 8,054,277 Class A Ordinary Shares (2)
	9.	SOLE DISPOSITIVE POWER 3,485,596 Class A Ordinary Shares (1)
	10.	SHARED DISPOSITIVE POWER 8,054,277 Class A Ordinary Shares (2)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,539,873 Class A Ordinary Shares
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.9% (3)
14.	TYPE OF REPORTING PERSON (See Instructions) CO

(1) The record owner of these shares is IDG Alternative Global Limited. By virtue of holding 100% of the voting shares of IDG Maximum Financial Limited, which holds 72.53% of the equity interest of IDG Alternative Global Limited, the Reporting Person may be deemed to have sole voting and dispositive power with respect to these shares. By virtue of being the person controlling the Reporting Person, Dongliang Lin may be deemed to have sole voting and dispositive power with respect to these shares.

(2) IDG-Accel China Capital L.P., IDG-Accel China Capital Investors L.P., Chuang Xi Capital Holdings Limited, Quartz Fortune Limited, IDG Ultimate Global Limited, Velda Power Limited and Clever Sight Limited are the record owners of these shares. The Reporting Person and these entities have the same ultimate controlling person or director. By virtue of this affiliation, the Reporting Person may be deemed to be under common control with these entities and thus share voting and dispositive power with respect to these shares.

(3) Percentage calculated based on 64,649,429 Class A Ordinary Shares outstanding as of June 30, 2018 as disclosed by the Issuer in its Form 6-K filed on August 28, 2018 and an additional 3,488,575 Class A Ordinary Shares issuable pursuant to the transactions disclosed in this Statement.

CUSIP No. 836034108	13D/A

1.	NAME OF REPORTING PERSON IDG-ACCEL CHINA CAPITAL L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	SOURCE OF FUNDS OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 2,116,061 Class A Ordinary Shares (1)
	8.	SHARED VOTING POWER 9,423,812 Class A Ordinary Shares (2)
	9.	SOLE DISPOSITIVE POWER 2,116,061 Class A Ordinary Shares (1)
	10.	SHARED VOTING POWER 9,423,812 Class A Ordinary Shares (2)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,539,873 Class A Ordinary Shares
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.9% (3)
14.	TYPE OF REPORTING PERSON (See Instructions) PN

(1) By virtue of being the general partner of the Reporting Person and the persons controlling such general partner, IDG-Accel China Capital Associates L.P., IDG-Accel China Capital GP Associates Ltd., Chi Sing Ho and Quan Zhou acting together may also be deemed to have sole voting and dispositive power with respect to these shares.

(2) IDG Alternative Global Limited, IDG-Accel China Capital Investors L.P., Chuang Xi Capital Holdings Limited, Quartz Fortune Limited, IDG Ultimate Global Limited, Velda Power Limited and Clever Sight Limited are the record owners of these shares. The Reporting Person and these entities have the same ultimate controlling person or director. By virtue of this affiliation, the Reporting Person may be deemed to be under common control with these entities and thus share voting and dispositive power with respect to these shares.

(3) Percentage calculated based on 64,649,429 Class A Ordinary Shares outstanding as of June 30, 2018 as disclosed by the Issuer in its Form 6-K filed on August 28, 2018 and an additional 3,488,575 Class A Ordinary Shares issuable pursuant to the transactions disclosed in this Statement.

CUSIP No. 836034108	13D/A

1.	NAME OF REPORTING PERSON IDG-ACCEL CHINA CAPITAL INVESTORS L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b)☐
3.	SEC USE ONLY
4.	SOURCE OF FUNDS OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 97,699 Class A Ordinary Shares (1)
	8.	SHARED VOTING POWER 11,442,174 Class A Ordinary Shares (2)
	9.	SOLE DISPOSITIVE POWER 97,699 Class A Ordinary Shares (1)
	10.	SHARED VOTING POWER 11,442,174 Class A Ordinary Shares (2)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,539,873 Class A Ordinary Shares
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.9% (3)
14.	TYPE OF REPORTING PERSON (See Instructions) PN

(1) By virtue of being the general partner of the Reporting Person and the persons controlling such general partner, IDG-Accel China Capital GP Associates Ltd., Chi Sing Ho and Quan Zhou acting together may also be deemed to have sole voting and dispositive power with respect to these shares.

(2) IDG Alternative Global Limited, IDG-Accel China Capital L.P., Chuang Xi Capital Holdings Limited, Quartz Fortune Limited, IDG Ultimate Global Limited, Velda Power Limited and Clever Sight Limited are the record owners of these shares. The Reporting Person and these entities have the same ultimate controlling person or director. By virtue of this affiliation, the Reporting Person may be deemed to be under common control with these entities and thus share voting and dispositive power with respect to these shares.

(3) Percentage calculated based on 64,649,429 Class A Ordinary Shares outstanding as of June 30, 2018 as disclosed by the Issuer in its Form 6-K filed on August 28, 2018 and an additional 3,488,575 Class A Ordinary Shares issuable pursuant to the transactions disclosed in this Statement.

CUSIP No. 836034108	13D/A

1.	NAME OF REPORTING PERSON IDG-ACCEL CHINA CAPITAL ASSOCIATES L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b)☐
3.	SEC USE ONLY
4.	SOURCE OF FUNDS OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 2,116,061 Class A Ordinary Shares (1)
	8.	SHARED VOTING POWER 9,423,812 Class A Ordinary Shares (2)
	9.	SOLE DISPOSITIVE POWER 2,116,061 Class A Ordinary Shares (1)
	10.	SHARED VOTING POWER 9,423,812 Class A Ordinary Shares (2)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,539,873 Class A Ordinary Shares
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.9% (3)
14.	TYPE OF REPORTING PERSON (See Instructions) PN

(1) The record owner of these shares is IDG-Accel China Capital L.P. By virtue of being the general partner of IDG-Accel China Capital L.P., the Reporting Person may be deemed to have sole voting and dispositive power with respect to these shares.

(2) IDG Alternative Global Limited, IDG-Accel China Capital Investors L.P., Chuang Xi Capital Holdings Limited, Quartz Fortune Limited, IDG Ultimate Global Limited, Velda Power Limited and Clever Sight Limited are the record owners of these shares. The Reporting Person and these entities have the same ultimate controlling person or director. By virtue of this affiliation, the Reporting Person may be deemed to be under common control with these entities and thus share voting and dispositive power with respect to these shares.

(3) Percentage calculated based on 64,649,429 Class A Ordinary Shares outstanding as of June 30, 2018 as disclosed by the Issuer in its Form 6-K filed on August 28, 2018 and an additional 3,488,575 Class A Ordinary Shares issuable pursuant to the transactions disclosed in this Statement.

CUSIP No. 836034108	13D/A

1.	NAME OF REPORTING PERSON IDG-ACCEL CHINA CAPITAL GP ASSOCIATES LTD.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	SOURCE OF FUNDS OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	Sole Voting Power 2,213,760 Class A Ordinary Shares (1)
	8.	Shared Voting Power 9,326,113 Class A Ordinary Shares (2)
	9.	Sole Dispositive Power 2,213,760 Class A Ordinary Shares (1)
	10.	Shared Dispositive Power 9,326,113 Class A Ordinary Shares (2)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,539,873 Class A Ordinary Shares
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.9% (3)
14.	TYPE OF REPORTING PERSON (See Instructions) CO

(1) IDG-Accel China Capital L.P. and IDG-Accel China Capital Investors L.P. are the record owners of these shares. By virtue of being the general partner of both IDG-Accel China Capital Investors L.P. and IDG-Accel China Capital Associates L.P., which is the general partner of IDG-Accel China Capital L.P., the Reporting Person may be deemed to have sole voting and dispositive power with respect to these shares.

(2) IDG Alternative Global Limited, Chuang Xi Capital Holdings Limited, Quartz Fortune Limited, IDG Ultimate Global Limited, Velda Power Limited and Clever Sight Limited are the record owners of these shares. The Reporting Person and these entities have the same ultimate controlling person or director. By virtue of this affiliation, the Reporting Person may be deemed to be under common control with these entities and thus share voting and dispositive power with respect to these shares.

(3) Percentage calculated based on 64,649,429 Class A Ordinary Shares outstanding as of June 30, 2018 as disclosed by the Issuer in its Form 6-K filed on August 28, 2018 and an additional 3,488,575 Class A Ordinary Shares issuable pursuant to the transactions disclosed in this Statement.

CUSIP No. 836034108	13D/A

1.	NAME OF REPORTING PERSON CHUANG XI CAPITAL HOLDINGS LIMITED
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	SOURCE OF FUNDS OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	Sole Voting Power 477,880 Class A Ordinary Shares (1)
	8.	Shared Voting Power 11,061,993 Class A Ordinary Shares (2)
	9.	Sole Dispositive Power 477,880 Class A Ordinary Shares (1)
	10.	Shared Dispositive Power 11,061,993 Class A Ordinary Shares (2)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,539,873 Class A Ordinary Shares
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.9% (3)
14.	TYPE OF REPORTING PERSON (See Instructions) CO

(1) By virtue of being the person controlling the Reporting Person, Chi Sing Ho may also be deemed to have sole voting and dispositive power with respect to these shares.

(2) IDG Alternative Global Limited, IDG-Accel China Capital L.P., IDG-Accel China Capital Investors L.P., Quartz Fortune Limited, IDG Ultimate Global Limited, Velda Power Limited and Clever Sight Limited are the record owners of these shares. The Reporting Person and these entities have the same ultimate controlling person or director. By virtue of this affiliation, the Reporting Person may be deemed to be under common control with these entities and thus share voting and dispositive power with respect to these shares.

(3) Percentage calculated based on 64,649,429 Class A Ordinary Shares outstanding as of June 30, 2018 as disclosed by the Issuer in its Form 6-K filed on August 28, 2018 and an additional 3,488,575 Class A Ordinary Shares issuable pursuant to the transactions disclosed in this Statement.

CUSIP No. 836034108	13D/A

1.	NAME OF REPORTING PERSON IDG China Capital Fund III L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b)☐
3.	SEC USE ONLY
4.	SOURCE OF FUNDS OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 4,105,075 Class A Ordinary Shares(1)
	8.	SHARED VOTING POWER 7,434,798 Class A Ordinary Shares (2)
	9.	SOLE DISPOSITIVE POWER 4,105,075 Class A Ordinary Shares(1)
	10.	SHARED DISPOSITIVE POWER 7,434,798 Class A Ordinary Shares (2)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,539,873 Class A Ordinary Shares
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.9% (3)
14.	TYPE OF REPORTING PERSON (See Instructions) PN

(1) The record owners of these shares are IDG Ultimate Global Limited and Clever Sight Limited. By virtue of holding 88.4% of the equity interest of IDG Ultimate Global Limited and 88.4% of the equity interest of Clever Sight Limited, the Reporting Person may be deemed to have sole voting and dispositive power with respect to these shares.

(2) IDG Alternative Global Limited, IDG-Accel China Capital L.P., IDG-Accel China Capital Investors L.P., Chuang Xi Capital Holdings Limited, Quartz Fortune Limited, Velda Power Limited and Clever Sight Limited are the record owners of these shares. The Reporting Person holds 16.79% of the class B ordinary shares of IDG Maximum Financial Limited, which holds 72.53% of the equity interest of IDG Alternative Global Limited. The Reporting Person also holds 50% of the equity interest of Quartz Fortune Limited. In addition, the Reporting Person shares the same ultimate controlling person with IDG-Accel China Capital L.P., IDG-Accel China Capital Investors L.P., Chuang Xi Capital Holdings Limited and Velda Power Limited. By virtue of this affiliation, the Reporting Person may be deemed to be under common control with these entities and thus share voting and dispositive power with respect to these shares.

(3) Percentage calculated based on 64,649,429 Class A Ordinary Shares outstanding as of June 30, 2018 as disclosed by the Issuer in its Form 6-K filed on August 28, 2018 and an additional 3,488,575 Class A Ordinary Shares issuable pursuant to the transactions disclosed in this Statement.

CUSIP No. 836034108	13D/A

1.	NAME OF REPORTING PERSON IDG China Capital III Investors L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b)☐
3.	SEC USE ONLY
4.	SOURCE OF FUNDS OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 11,539,873 Class A Ordinary Shares (1)
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 11,539,873 Class A Ordinary Shares (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,539,873 Class A Ordinary Shares
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.9% (2)
14.	TYPE OF REPORTING PERSON (See Instructions) PN

(1) IDG Alternative Global Limited, IDG-Accel China Capital L.P., IDG-Accel China Capital Investors L.P., Chuang Xi Capital Holdings Limited, Quartz Fortune Limited, IDG Ultimate Global Limited, Velda Power Limited and Clever Sight Limited are the record owners of these shares. The Reporting Person holds 2.2% of the class B ordinary shares of IDG Maximum Financial Limited, which holds 72.53% of the equity interest of IDG Alternative Global Limited. The Reporting Person also holds 50% of the equity interest of Quartz Fortune Limited, 11.6% of the equity interest of IDG Ultimate Global Limited and 11.6% of the equity interest of Clever Sight Limited. In addition, the Reporting Person shares the same ultimate controlling person with IDG-Accel China Capital L.P., IDG-Accel China Capital Investors L.P., Chuang Xi Capital Holdings Limited and Velda Power Limited. By virtue of this affiliation, the Reporting Person may be deemed to be under common control with these entities and thus share voting and dispositive power with respect to these shares.

(2) Percentage calculated based on 64,649,429 Class A Ordinary Shares outstanding as of June 30, 2018 as disclosed by the Issuer in its Form 6-K filed on August 28, 2018 and an additional 3,488,575 Class A Ordinary Shares issuable pursuant to the transactions disclosed in this Statement.

CUSIP No. 836034108	13D/A

1.	NAME OF REPORTING PERSON IDG China Media Fund II L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	SOURCE OF FUNDS OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 11,539,873 Class A Ordinary Shares (1)
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 11,539,873 Class A Ordinary Shares (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,539,873 Class A Ordinary Shares
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.9% (2)
14.	TYPE OF REPORTING PERSON (See Instructions) PN

(1) IDG Alternative Global Limited, IDG-Accel China Capital L.P., IDG-Accel China Capital Investors L.P., Chuang Xi Capital Holdings Limited, Quartz Fortune Limited, IDG Ultimate Global Limited, Velda Power Limited and Clever Sight Limited are the record owners of these shares. The Reporting Person holds 5.18% of the class B ordinary shares of IDG Maximum Financial Limited, which holds 72.53% of the equity interest of IDG Alternative Global Limited. In addition, the Reporting Person shares the same ultimate controlling person with IDG-Accel China Capital L.P., IDG-Accel China Capital Investors L.P., Chuang Xi Capital Holdings Limited, Quartz Fortune Limited, IDG Ultimate Global Limited and Velda Power Limited. By virtue of this affiliation, the Reporting Person may be deemed to be under common control with these entities and thus share voting and dispositive power with respect to these shares.

(2) Percentage calculated based on 64,649,429 Class A Ordinary Shares outstanding as of June 30, 2018 as disclosed by the Issuer in its Form 6-K filed on August 28, 2018 and an additional 3,488,575 Class A Ordinary Shares issuable pursuant to the transactions disclosed in this Statement.

CUSIP No. 836034108	13D/A

1.	NAME OF REPORTING PERSON IDG China Capital Fund III Associates L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b)☐
3.	SEC USE ONLY
4.	SOURCE OF FUNDS OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 5,151,647 Class A Ordinary Shares(1)
	8.	SHARED VOTING POWER 6,388,226 Class A Ordinary Shares (2)
	9.	SOLE DISPOSITIVE POWER 5,151,647 Class A Ordinary Shares(1)
	10.	SHARED DISPOSITIVE POWER 6,388,226 Class A Ordinary Shares (2)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,539,873 Class A Ordinary Shares
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.9% (3)
14.	TYPE OF REPORTING PERSON (See Instructions) PN

(1) Quartz Fortune Limited, IDG Ultimate Global Limited and Clever Sight Limited are the record owners of these shares. The Reporting Person is the general partner of IDG China Capital Fund III L.P. and IDG China Capital III Investors L.P., which collectively hold all equity interest of Quartz Fortune Limited, IDG Ultimate Global Limited and Clever Sight Limited. By virtue of this affiliation, the Reporting Person, as well as its general partner, IDG China Capital Fund GP III Associates Ltd., may be deemed to have sole voting and dispositive power with respect to these shares.

(2) IDG Alternative Global Limited, IDG-Accel China Capital L.P., IDG-Accel China Capital Investors L.P., Chuang Xi Capital Holdings Limited and Velda Power Limited are the record owners of these shares. The Reporting Person is the general partner of IDG China Capital Fund III L.P. and IDG China Capital III Investors L.P., which hold 16.79% and 2.2 % of the class B ordinary shares of IDG Maximum Financial Limited, respectively. IDG Maximum Financial Limited holds 72.53% of the equity interest of IDG Alternative Global Limited. In addition, the Reporting Person shares the same ultimate controlling person with IDG-Accel China Capital L.P., IDG-Accel China Capital Investors L.P., Chuang Xi Capital Holdings Limited and Velda Power Limited. By virtue of this affiliation, the Reporting Person may be deemed to be under common control with these entities and thus share voting and dispositive power with respect to these shares.

(3) Percentage calculated based on 64,649,429 Class A Ordinary Shares outstanding as of June 30, 2018 as disclosed by the Issuer in its Form 6-K filed on August 28, 2018 and an additional 3,488,575 Class A Ordinary Shares issuable pursuant to the transactions disclosed in this Statement.

CUSIP No. 836034108	13D/A

1.	NAME OF REPORTING PERSON IDG China Capital Fund GP III Associates Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	SOURCE OF FUNDS OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 5,151,647 Class A Ordinary Shares(1)
	8.	SHARED VOTING POWER 6,388,226 Class A Ordinary Shares (2)
	9.	SOLE DISPOSITIVE POWER 5,151,647 Class A Ordinary Shares(1)
	10.	SHARED DISPOSITIVE POWER 6,388,226 Class A Ordinary Shares (2)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,539,873 Class A Ordinary Shares
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.9% (3)
14.	TYPE OF REPORTING PERSON (See Instructions) CO

(1) Quartz Fortune Limited, IDG Ultimate Global Limited and Clever Sight Limited are the record owners of these shares. The Reporting Person is the general partner of IDG China Capital Fund III Associates L.P., which is the general partner of IDG China Capital Fund III L.P. and IDG China Capital III Investors L.P., which collectively hold all equity interest of Quartz Fortune Limited, IDG Ultimate Global Limited and Clever Sight Limited. By virtue of this affiliation, the Reporting Person may be deemed to have sole voting and dispositive power with respect to these shares.

(2) IDG Alternative Global Limited, IDG-Accel China Capital L.P., IDG-Accel China Capital Investors L.P., Chuang Xi Capital Holdings Limited and Velda Power Limited are the record owners of these shares. The Reporting Person is the general partner of IDG China Capital Fund III Associates L.P., which is the general partner of IDG China Capital Fund III L.P. and IDG China Capital III Investors L.P., which hold 16.79% and 2.2 % of the class B ordinary shares of IDG Maximum Financial Limited, respectively. IDG Maximum Financial Limited holds 72.53% of the equity interest of IDG Alternative Global Limited. In addition, the Reporting Person shares the same ultimate controlling person with IDG-Accel China Capital L.P., IDG-Accel China Capital Investors L.P., Chuang Xi Capital Holdings Limited and Velda Power Limited. By virtue of this affiliation, the Reporting Person may be deemed to be under common control with these entities and thus share voting and dispositive power with respect to these shares.

(3) Percentage calculated based on 64,649,429 Class A Ordinary Shares outstanding as of June 30, 2018 as disclosed by the Issuer in its Form 6-K filed on August 28, 2018 and an additional 3,488,575 Class A Ordinary Shares issuable pursuant to the transactions disclosed in this Statement.

CUSIP No. 836034108	13D/A

1.	NAME OF REPORTING PERSON IDG China Media Fund II Associates L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b)☐
3.	SEC USE ONLY
4.	SOURCE OF FUNDS OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 11,539,873 Class A Ordinary Shares (1)
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 11,539,873 Class A Ordinary Shares (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,539,873 Class A Ordinary Shares
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.9% (2)
14.	TYPE OF REPORTING PERSON (See Instructions) PN

(1) IDG Alternative Global Limited, IDG-Accel China Capital L.P., IDG-Accel China Capital Investors L.P., Chuang Xi Capital Holdings Limited, Quartz Fortune Limited, IDG Ultimate Global Limited, Velda Power Limited and Clever Sight Limited are the record owners of these shares. The Reporting Person is the general partner of IDG China Media Fund II L.P., which holds 5.18% of the class B ordinary shares of IDG Maximum Financial Limited, which in turn holds 72.53% of the equity interest of IDG Alternative Global Limited. In addition, the Reporting Person shares the same ultimate controlling person with IDG-Accel China Capital L.P., IDG-Accel China Capital Investors L.P., Chuang Xi Capital Holdings Limited, Quartz Fortune Limited, IDG Ultimate Global Limited, Velda Power Limited and Clever Sight Limited. By virtue of this affiliation, the Reporting Person may be deemed to be under common control with these entities and thus share voting and dispositive power with respect to these shares.

(2) Percentage calculated based on 64,649,429 Class A Ordinary Shares outstanding as of June 30, 2018 as disclosed by the Issuer in its Form 6-K filed on August 28, 2018 and an additional 3,488,575 Class A Ordinary Shares issuable pursuant to the transactions disclosed in this Statement.

CUSIP No. 836034108	13D/A

1.	NAME OF REPORTING PERSON IDG China Media Fund GP Associates Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	SOURCE OF FUNDS OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 11,539,873 Class A Ordinary Shares (1)
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 11,539,873 Class A Ordinary Shares (1)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,539,873 Class A Ordinary Shares
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.9% (2)
14.	TYPE OF REPORTING PERSON (See Instructions) CO

(1) IDG Alternative Global Limited, IDG-Accel China Capital L.P., IDG-Accel China Capital Investors L.P., Chuang Xi Capital Holdings Limited, Quartz Fortune Limited, IDG Ultimate Global Limited, Velda Power Limited and Clever Sight Limited are the record owners of these shares. The Reporting Person is the general partner of IDG China Media Fund II Associates L.P., which is the general partner of IDG China Media Fund II L.P. IDG China Media Fund II L.P. holds 5.18% of the class B ordinary shares of IDG Maximum Financial Limited, which holds 72.53% of the equity interest of IDG Alternative Global Limited. In addition, the Reporting Person shares the same ultimate controlling person with IDG-Accel China Capital L.P., IDG-Accel China Capital Investors L.P., Chuang Xi Capital Holdings Limited, Quartz Fortune Limited, IDG Ultimate Global Limited, Velda Power Limited and Clever Sight Limited. By virtue of this affiliation, the Reporting Person may be deemed to be under common control with these entities and thus share voting and dispositive power with respect to these shares.

(2) Percentage calculated based on 64,649,429 Class A Ordinary Shares outstanding as of June 30, 2018 as disclosed by the Issuer in its Form 6-K filed on August 28, 2018 and an additional 3,488,575 Class A Ordinary Shares issuable pursuant to the transactions disclosed in this Statement.

CUSIP No. 836034108	13D/A

1.	NAME OF REPORTING PERSON QUAN ZHOU
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	SOURCE OF FUNDS OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	Sole Voting Power 0
	8.	Shared Voting Power 11,539,873 Class A Ordinary Shares (1)
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 11,539,873 Class A Ordinary Shares (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,539,873 Class A Ordinary Shares
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.9% (2)
14.	TYPE OF REPORTING PERSON (See Instructions) IN

(1) IDG Alternative Global Limited, IDG-Accel China Capital L.P., IDG-Accel China Capital Investors L.P., Chuang Xi Capital Holdings Limited, Quartz Fortune Limited, IDG Ultimate Global Limited, Velda Power Limited and Clever Sight Limited are the record owners of these shares. IDG-Accel China Capital L.P. and IDG-Accel China Capital Investors L.P. have the same ultimate general partner, IDG-Accel China Capital GP Associates Ltd., of which the Reporting Person and Chi Sing Ho are directors. By virtue of acting together to direct the management and operations of IDG-Accel China Capital GP Associates Ltd., the Reporting Person and Chi Sing Ho may be deemed to have shared voting and dispositive power with respect to all these shares.

(2) Percentage calculated based on 64,649,429 Class A Ordinary Shares outstanding as of June 30, 2018 as disclosed by the Issuer in its Form 6-K filed on August 28, 2018 and an additional 3,488,575 Class A Ordinary Shares issuable pursuant to the transactions disclosed in this Statement.

CUSIP No. 836034108	13D/A

1.	NAME OF REPORTING PERSON CHI SING HO
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	SOURCE OF FUNDS OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	Sole Voting Power 210,989 Class A Ordinary Shares (1)
	8.	Shared Voting Power 11,328,884 Class A Ordinary Shares (2)
	9.	Sole Dispositive Power 210,989 Class A Ordinary Shares (1)
	10.	Shared Dispositive Power 11,328,884 Class A Ordinary Shares (2)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,539,873 Class A Ordinary Shares
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.9% (3)
14.	TYPE OF REPORTING PERSON (See Instructions) IN

(1) Velda Power Limited is the record owner of these shares. The Reporting Person is the sole shareholder of Velda Power Limited and therefore may be deemed to have sole voting and dispositive power with respect to all these shares.

(2) IDG Alternative Global Limited, IDG-Accel China Capital L.P., IDG-Accel China Capital Investors L.P., Chuang Xi Capital Holdings Limited, Quartz Fortune Limited, IDG Ultimate Global Limited and Clever Sight Limited are the record owners of these shares. IDG-Accel China Capital L.P. and IDG-Accel China Capital Investors L.P. have the same ultimate general partner, IDG-Accel China Capital GP Associates Ltd., of which the Reporting Person and Quan Zhou are directors. The Reporting Person is also a director of IDG Alternative Global Limited, Chuang Xi Capital Holdings Limited and Clever Sight Limited. By virtue of acting together with Quan Zhou to direct the management and operations of IDG-Accel China Capital GP Associates Ltd., the Reporting Person may be deemed to have shared voting and dispositive power with respect to all these shares.

(3) Percentage calculated based on 64,649,429 Class A Ordinary Shares outstanding as of June 30, 2018 as disclosed by the Issuer in its Form 6-K filed on August 28, 2018 and an additional 3,488,575 Class A Ordinary Shares issuable pursuant to the transactions disclosed in this Statement.

CUSIP No. 836034108	13D/A

1.	NAME OF REPORTING PERSON DONGLIANG LIN
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	SOURCE OF FUNDS OO
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION People’s Republic of China
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 3,485,596 Class A Ordinary Shares (1)
	8.	SHARED VOTING POWER 8,054,277 Class A Ordinary Shares (2)
	9.	SOLE DISPOSITIVE POWER 3,485,596 Class A Ordinary Shares (1)
	10.	SHARED DISPOSITIVE POWER 8,054,277 Class A Ordinary Shares (2)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,539,873 Class A Ordinary Shares
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.9% (3)
14.	TYPE OF REPORTING PERSON (See Instructions) IN

(1) The record owner of these shares is IDG Alternative Global Limited. By virtue of being the person controlling Blinkmax Limited, the Reporting Person may be deemed to have sole voting and dispositive power with respect to these shares. Blinkmax Limited holds 100% of the voting shares of IDG Maximum Financial Limited, which holds 72.53% of the equity interest of IDG Alternative Global Limited.

(2) IDG-Accel China Capital L.P., IDG-Accel China Capital Investors L.P., Chuang Xi Capital Holdings Limited, Quartz Fortune Limited, IDG Ultimate Global Limited, Velda Power Limited and Clever Sight Limited are the record owners of these shares. The ultimate controlling person of these entities, Chi Sing Ho, is a director of IDG Maximum Financial Limited. By virtue of this affiliation, the Reporting Person may be deemed to share voting and dispositive power with respect to these shares.

(3) Percentage calculated based on 64,649,429 Class A Ordinary Shares outstanding as of June 30, 2018 as disclosed by the Issuer in its Form 6-K filed on August 28, 2018 and an additional 3,488,575 Class A Ordinary Shares issuable pursuant to the transactions disclosed in this Statement.

CUSIP No. 836034108	13D/A

1.	NAME OF REPORTING PERSON Quartz Fortune Limited
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	SOURCE OF FUNDS AF
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 1,046,572 Class A Ordinary Shares (1)
	8.	SHARED VOTING POWER 10,493,301 Class A Ordinary Shares (2)
	9.	SOLE DISPOSITIVE POWER 1,046,572 Class A Ordinary Shares (1)
	10.	SHARED DISPOSITIVE POWER 10,493,301 Class A Ordinary Shares (2)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,539,873 Class A Ordinary Shares
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.9% (3)
14.	TYPE OF REPORTING PERSON (See Instructions) CO

(1) By virtue of being the general partner of IDG China Capital Fund III L.P. and IDG China Capital III Investors, each holding 50% of the equity interest of the Reporting Person, IDG China Capital Fund III Associates L.P., along with its general partner, IDG China Capital Fund GP III Associates Ltd., may be deemed to have sole voting and dispositive power with respect to these shares.

(2) IDG Alternative Global Limited, IDG-Accel China Capital L.P., IDG-Accel China Capital Investors L.P., Chuang Xi Capital Holdings Limited, IDG Ultimate Global Limited, Velda Power Limited and Clever Sight Limited are the record owners of these shares. The Reporting Person and these entities have the same ultimate controlling person or director. By virtue of this affiliation, the Reporting Person may be deemed to be under common control with these entities and thus share voting and dispositive power with respect to these shares.

(3) Percentage calculated based on 64,649,429 Class A Ordinary Shares outstanding as of June 30, 2018 as disclosed by the Issuer in its Form 6-K filed on August 28, 2018 and an additional 3,488,575 Class A Ordinary Shares issuable pursuant to the transactions disclosed in this Statement.

CUSIP No. 836034108	13D/A

1.	NAME OF REPORTING PERSON IDG Ultimate Global Limited
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	SOURCE OF FUNDS AF
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 697,715 Class A Ordinary Shares (1)
	8.	SHARED VOTING POWER 10,842,158 Class A Ordinary Shares (2)
	9.	SOLE DISPOSITIVE POWER 697,715 Class A Ordinary Shares (1)
	10.	SHARED DISPOSITIVE POWER 10,842,158 Class A Ordinary Shares (2)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,539,873 Class A Ordinary Shares
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.9% (3)
14.	TYPE OF REPORTING PERSON (See Instructions) CO

(1) By virtue of holding 88.4% of the equity interest of the Reporting Person, IDG China Capital Fund III L.P. may be deemed to have sole voting and dispositive power with respect to these shares. By virtue of being the general partner of IDG China Capital Fund III L.P., IDG China Capital Fund III Associates L.P., along with its general partner, IDG China Capital Fund GP III Associates Ltd., may be deemed to have sole voting and dispositive power with respect to these shares.

(2) IDG Alternative Global Limited, IDG-Accel China Capital L.P., IDG-Accel China Capital Investors L.P., Chuang Xi Capital Holdings Limited, Quartz Fortune Limited, Velda Power Limited and Clever Sight Limited are the record owners of these shares. The Reporting Person and these entities have the same ultimate controlling person or director. By virtue of this affiliation, the Reporting Person may be deemed to be under common control with these entities and thus share voting and dispositive power with respect to these shares.

(3) Percentage calculated based on 64,649,429 Class A Ordinary Shares outstanding as of June 30, 2018 as disclosed by the Issuer in its Form 6-K filed on August 28, 2018 and an additional 3,488,575 Class A Ordinary Shares issuable pursuant to the transactions disclosed in this Statement.

CUSIP No. 836034108	13D/A

1.	NAME OF REPORTING PERSON Velda Power Limited
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	SOURCE OF FUNDS AF
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 210,989 Class A Ordinary Shares (1)
	8.	SHARED VOTING POWER 11,328,844 Class A Ordinary Shares (2)
	9.	SOLE DISPOSITIVE POWER 210,989 Class A Ordinary Shares (1)
	10.	SHARED DISPOSITIVE POWER 11,328,844 Class A Ordinary Shares (2)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,539,873 Class A Ordinary Shares
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.9% (3)
14.	TYPE OF REPORTING PERSON (See Instructions) CO

(1) By virtue of holding 100% of the equity interest of the Reporting Person, Chi Sing Ho may be deemed to have sole voting and dispositive power with respect to these shares.

(2) IDG Alternative Global Limited, IDG-Accel China Capital L.P., IDG-Accel China Capital Investors L.P., Chuang Xi Capital Holdings Limited, Quartz Fortune Limited, IDG Ultimate Global Limited and Clever Sight Limited are the record owners of these shares. The Reporting Person and these entities have the same ultimate controlling person or director. By virtue of this affiliation, the Reporting Person may be deemed to be under common control with these entities and thus share voting and dispositive power with respect to these shares.

(3) Percentage calculated based on 64,649,429 Class A Ordinary Shares outstanding as of June 30, 2018 as disclosed by the Issuer in its Form 6-K filed on August 28, 2018 and an additional 3,488,575 Class A Ordinary Shares issuable pursuant to the transactions disclosed in this Statement.

CUSIP No. 836034108	13D/A

1.	NAME OF REPORTING PERSON Clever Sight Limited
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	SOURCE OF FUNDS AF
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 3,407,360 Class A Ordinary Shares (1)
	8.	SHARED VOTING POWER 8,132,513 Class A Ordinary Shares (2)
	9.	SOLE DISPOSITIVE POWER 3,407,360 Class A Ordinary Shares (1)
	10.	SHARED DISPOSITIVE POWER 8,132,513 Class A Ordinary Shares (2)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,539,873 Class A Ordinary Shares
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.9% (3)
14.	TYPE OF REPORTING PERSON (See Instructions) CO

(1) By virtue of being the general partner of IDG China Capital Fund III L.P. and IDG China Capital III Investors, which collectively hold all equity interest of the Reporting Person, IDG China Capital Fund III Associates L.P., along with its general partner, IDG China Capital Fund GP III Associates Ltd., may be deemed to have sole voting and dispositive power with respect to these shares.

(2) IDG Alternative Global Limited, IDG-Accel China Capital L.P., IDG-Accel China Capital Investors L.P., Chuang Xi Capital Holdings Limited, Quartz Fortune Limited, IDG Ultimate Global Limited and Velda Power Limited are the record owners of these shares. The Reporting Person and these entities have the same ultimate controlling person or director. By virtue of this affiliation, the Reporting Person may be deemed to be under common control with these entities and thus share voting and dispositive power with respect to these shares.

(3) Percentage calculated based on 64,649,429 Class A Ordinary Shares outstanding as of June 30, 2018 as disclosed by the Issuer in its Form 6-K filed on August 28, 2018 and an additional 3,488,575 Class A Ordinary Shares issuable pursuant to the transactions disclosed in this Statement.

Introductory Note

This Amendment No. 2 (“Amendment No.2”) amends the statement on Schedule 13D filed with the Securities and Exchange Commission (“SEC”) on November 17, 2015, as amended by Amendment No. 1 to Schedule 13D filed by the SEC on November 1, 2018 (the “Original Schedule 13D”). Except as amended and supplemented herein, the information set forth in the Original Schedule 13D remains unchanged. Capitalized terms used but not defined in this Schedule 13D have the respective meanings set forth in the Original Schedule 13D.

Item 3. Source and Amount of Funds or Other Consideration

Item 3 of the Original Schedule 13D is hereby amended and supplemented by adding the following at the end thereof:

On December 18, 2018, pursuant to the Note Transfer Agreements II (as defined below), Haitong (as defined below) acquired from Stormy August all of the Convertible Note in the principle amounts of US$25,000,000 for consideration of US$20,000,000 plus all the accrued and unpaid interests.

Item 5. Interest in Securities of the Issuer

Item 5(a) of the Original Schedule 13D is hereby amended and restated in its entirety to read as follows:

The information set forth in the cover pages of this Schedule 13D, Items 1, 2, 4 of the Original Schedule 13D and Item 3 of this Schedule 13D are incorporated herein by reference.

(a) As of the date hereof, IDG Alternative directly beneficially owns 1,952,298 Class A Ordinary Shares, representing 2.9% of the Issuer’s issued and outstanding Class A Ordinary Shares. In addition, IDG Alternative directly beneficially owns the Convertible Note in a principal amount of US$54,940,000, which may be converted into 1,533,298 Class A Ordinary Shares at an initial conversion price of approximately US$35.83 per Class A Ordinary Share (the “Initial Conversion Price”), representing 2.3% of the Issuer’s issued and outstanding Class A Ordinary Shares. In addition, as a result of the relationships described in the cover pages of this Schedule 13D, IDG Alternative may be deemed to share beneficial ownership of 8,054,277 Class A Ordinary Shares, representing 11.8% of the Issuer’s issued and outstanding Class A Ordinary Shares.

IDG Maximum may be deemed to beneficially own 1,952,298 Class A Ordinary Shares owned by IDG Alternative and 1,533,298 Class A Ordinary Shares issuable pursuant to the Convertible Note, representing 2.9% and 2.3%, respectively, of the Issuer’s issued and outstanding Class A Ordinary Shares. In addition, as a result of the relationships described in the cover pages of this Schedule 13D, IDG Maximum may be deemed to share beneficial ownership of 8,054,277 Class A Ordinary Shares, representing 11.8% of the Issuer’s issued and outstanding Class A Ordinary Shares.

Blinkmax may be deemed to beneficially own 1,952,298 Class A Ordinary Shares owned by IDG Alternative and 1,533,298 Class A Ordinary Shares issuable pursuant to the Convertible Note, representing 2.9% and 2.3%, respectively, of the Issuer’s issued and outstanding Class A Ordinary Shares. In addition, as a result of the relationships described in the cover pages of this Schedule 13D, Blinkmax may be deemed to share beneficial ownership of 8,054,277 Class A Ordinary Shares, representing 11.8% of the Issuer’s issued and outstanding Class A Ordinary Shares.

IDG Capital directly beneficially owns 2,116,061 Class A Ordinary Shares, representing 3.1% of the issued and outstanding Class A Ordinary Shares. In addition, as a result of the relationships described in the cover pages of this Schedule 13D, IDG Capital may be deemed to share beneficial ownership of 9,423,812 Class A Ordinary Shares, representing 13.8% of the Issuer’s issued and outstanding Class A Ordinary Shares.

IDG Investors directly beneficially owns 97,699 Class A Ordinary Shares, representing 0.1% of the issued and outstanding Class A Ordinary Shares. In addition, as a result of the relationships described in the cover pages of this Schedule 13D, IDG Investors may be deemed to share beneficial ownership of 11,442,174 Class A Ordinary Shares, representing 16.8% of the Issuer’s issued and outstanding Class A Ordinary Shares.

IDG Capital Associates may be deemed to beneficially own 2,116,061 Class A Ordinary Shares, representing 3.1% of the issued and outstanding Class A Ordinary Shares. In addition, as a result of the relationships described in the cover pages of this Schedule 13D, IDG Capital Associates may be deemed to share beneficial ownership of 9,423,812 Class A Ordinary Shares, representing 13.8% of the Issuer’s issued and outstanding Class A Ordinary Shares.

IDG GP may be deemed to beneficially own 2,213,760 Class A Ordinary Shares, representing 3.2% of the issued and outstanding Class A Ordinary Shares. In addition, as a result of the relationships described in the cover pages of this Schedule 13D, IDG GP may be deemed to share beneficial ownership of 9,326,113 Class A Ordinary Shares, representing 13.7% of the Issuer’s issued and outstanding Class A Ordinary Shares.

Chuang Xi directly beneficially owns 477,880 Class A Ordinary Shares, representing 0.7% of the issued and outstanding Class A Ordinary Shares. In addition, as a result of the relationships described in the cover pages of this Schedule 13D, Chuang Xi may be deemed to share beneficial ownership of 11,061,993 Class A Ordinary Shares, representing 16.2% of the Issuer’s issued and outstanding Class A Ordinary Shares.

IDG Capital III may be deemed to beneficially own 4,105,075 Class A Ordinary Shares, representing 6.0% of the Issuer’s issued and outstanding Class A Ordinary Shares. In addition, as a result of the relationships described in the cover pages of this Schedule 13D, IDG Capital III may be deemed to share beneficial ownership of 7,434,798 Class A Ordinary Shares, representing 10.9% of the Issuer’s issued and outstanding Class A Ordinary Shares.

IDG Capital III Associates may be deemed to beneficially own 5,151,647 Class A Ordinary Shares, representing 7.6% of the Issuer’s issued and outstanding Class A Ordinary Shares. In addition, as a result of the relationships described in the cover pages of this Schedule 13D, IDG Capital III Associates may be deemed to share beneficial ownership of 6,388,226 Class A Ordinary Shares, representing 9.4% of the Issuer’s issued and outstanding Class A Ordinary Shares.

IDG Capital III GP may be deemed to beneficially own 5,151,647 Class A Ordinary Shares, representing 7.6% of the Issuer’s issued and outstanding Class A Ordinary Shares. In addition, as a result of the relationships described in the cover pages of this Schedule 13D, IDG Capital III GP may be deemed to share beneficial ownership of 6,388,226 Class A Ordinary Shares, representing 9.4% of the Issuer’s issued and outstanding Class A Ordinary Shares.

Quartz Fortune directly beneficially owns a Convertible Note in a principal amount of US$37,500,000, which may be converted into 1,046,572 Class A Ordinary Shares at the Initial Conversion Price, representing 1.5% of the Issuer’s issued and outstanding Class A Ordinary Shares. In addition, as a result of the relationships described in the cover pages of this Schedule 13D, Quartz Fortune may be deemed to share beneficial ownership of 10,493,301 Class A Ordinary Shares, representing 15.4% of the Issuer’s issued and outstanding Class A Ordinary Shares.

IDG Ultimate directly beneficially owns a Convertible Note in a principal amount of US$25,000,000, which may be converted into 697,715 Class A Ordinary Shares at the Initial Conversion Price, representing 1.0% of the Issuer’s issued and outstanding Class A Ordinary Shares. In addition, as a result of the relationships described in the cover pages of this Schedule 13D, IDG Ultimate may be deemed to share beneficial ownership of 10,842,158 Class A Ordinary Shares, representing 15.9% of the Issuer’s issued and outstanding Class A Ordinary Shares.

Velda Power directly beneficially owns a Convertible Note in a principal amount of US$7,560,000, which may be converted into 210,989 Class A Ordinary Shares at the Initial Conversion Price, representing 0.3% of the Issuer’s issued and outstanding Class A Ordinary Shares. In addition, as a result of the relationships described in the cover pages of this Schedule 13D, Velda Power may be deemed to share beneficial ownership of 11,328,844 Class A Ordinary Shares, representing 16.6% of the Issuer’s issued and outstanding Class A Ordinary Shares.

Clever Sight directly beneficially owns 3,407,360 Class A Ordinary Shares, representing 5% of the Issuer’s issued and outstanding Class A Ordinary Shares. In addition, as a result of the relationships described in the cover pages of this Schedule 13D, Clever Sight may be deemed to share beneficial ownership of 8,132,513 Class A Ordinary Shares, representing 11.9% of the Issuer’s issued and outstanding Class A Ordinary Shares.

As a result of the relationships described in the cover pages of this Schedule 13D, each of IDG Capital III Investors, IDG Media, IDG Media Associates and IDG Media GP may be deemed to share beneficial ownership of 11,539,873 Class A Ordinary Shares, representing 16.9% of the Issuer’s issued and outstanding Class A Ordinary Shares.

Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of such persons, other than IDG Alternative, IDG Capital, IDG Investors, Chuang Xi, Quartz Fortune, IDG Ultimate or Velda Power, that it is the beneficial owner of any of the shares of Class A Ordinary Shares referred to herein for purposes of the Securities Exchange Act of 1934, or for any other purpose, and such beneficial ownership is expressly disclaimed.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to the Issuer

Item 6 of the Original Schedule 13D is hereby amended and supplemented by adding the following at the end thereof:

Note Transfer Agreement II

On December 18, 2018, Stormy August entered into note transfer agreements (the “Note Transfer Agreement II”) with Haitong International New Energy III Limited (“Haitong”), pursuant to which, on December 18, 2018, Stormy August sold to Haitong the Convertible Note in the principle amounts of US$25,000,000 for consideration of US$20,000,000 plus all the accrued and unpaid interests (the “Note Transfer II”). As a result, Stormy August ceased to have any beneficial ownership of the Issuer.

Item 7. Materials to be Filed as Exhibits

Item 7 of the Original Schedule 13D is hereby amended and supplemented by adding the following at the end thereof:

Exhibit 99.39	Note Transfer Agreement dated December 18, 2018 by and between Stormy August and Haitong

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

IDG ALTERNATIVE GLOBAL LIMITED

By:	/s/ Chi Sing Ho
	Name:	Chi Sing HO
	Title:	Director

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

IDG MAXIMUM FINANCIAL LIMITED

By:	/s/ Chi Sing Ho
	Name:	Chi Sing HO
	Title:	Director

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

BLINKMAX LIMITED

By:	/s/ Dongliang Lin
	Name:	Dongliang LIN
	Title:	Director

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

IDG-ACCEL CHINA CAPITAL L.P.

By:	/s/ Chi Sing Ho
	Name:	Chi Sing HO
	Title:	Authorized Signatory

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

IDG-ACCEL CHINA CAPITAL INVESTORS L.P.

By:	/s/ Chi Sing Ho
	Name:	Chi Sing HO
	Title:	Authorized Signatory

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

IDG-ACCEL CHINA CAPITAL ASSOCIATES L.P.

By:	/s/ Chi Sing Ho
	Name:	Chi Sing HO
	Title:	Authorized Signatory

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

IDG-ACCEL CHINA CAPITAL GP ASSOCIATES LTD.

By:	/s/ Chi Sing Ho
	Name:	Chi Sing HO
	Title:	Director

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

CHUANG XI CAPITAL HOLDINGS LIMITED

By:	/s/ Chi Sing Ho
	Name:	Chi Sing HO
	Title:	Director

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

IDG CHINA CAPITAL FUND III L.P.

By:	/s/ Chi Sing Ho
	Name:	Chi Sing HO
	Title:	Authorized Signatory

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

IDG CHINA CAPITAL III INVESTORS L.P.

By:	/s/ Chi Sing Ho
	Name:	Chi Sing HO
	Title:	Authorized Signatory

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

IDG CHINA MEDIA FUND II L.P.

By:	/s/ Hugo Shong
	Name:	Hugo SHONG
	Title:	Authorized Signatory

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

IDG CHINA CAPITAL FUND III ASSOCIATES L.P.

By:	/s/ Chi Sing Ho
	Name:	Chi Sing HO
	Title:	Authorized Signatory

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

IDG CHINA CAPITAL FUND GP III ASSOCIATES LTD.

By:	/s/ Chi Sing Ho
	Name:	Chi Sing HO
	Title:	Director

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

IDG CHINA MEDIA FUND II ASSOCIATES L.P.

By:	/s/ Hugo Shong
	Name:	Hugo SHONG
	Title:	Authorized Signatory

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

IDG CHINA MEDIA FUND GP ASSOCIATES LTD.

By:	/s/ Chi Sing Ho
	Name:	Chi Sing HO
	Title:	Director

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

QUAN ZHOU

By:	/s/ Quan Zhou
	Name:	Quan Zhou

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

CHI SING HO

By:	/s/ Chi Sing Ho
	Name:	Chi Sing Ho

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DONGLIANG LIN

By:	/s/ Dongliang Lin
	Name:	Dongliang Lin

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

QUARTZ FORTUNE LIMITED

By:	/s/ Chi Sing Ho
	Name:	Chi Sing Ho
	Title:	Director

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

STORMY AUGUST LIMITED

By:	/s/ Chi Sing Ho
	Name:	Chi Sing Ho
	Title:	Director

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

IDG ULTIMATE GLOBAL LIMITED

By:	/s/ Chi Sing Ho
	Name:	Chi Sing Ho
	Title:	Director

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

VELDA POWER LIMITED

By:	/s/ Chi Sing Ho
	Name:	Chi Sing Ho
	Title:	Director

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

CLEVER SIGHT LIMITED

By:	/s/ Chi Sing Ho
	Name:	Chi Sing Ho
	Title:	Director